QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Company notice—section 630(3) of the Corporations Act 2001
Status of defeating conditions

To:	Australian Stock Exchange Limited
Emperor Mines Ltd (ABN 61 007 508 787) (Emperor)

        For the purposes of paragraph 630(3) of the Corporations Act 2001, Durban Roodepoort Deep, Ltd (DRD) gives notice that:

  i)
  DRD has freed its takeover offer for all of the ordinary shares in Emperor Mines Ltd (Offer) contained in DRD's bidder's statement dated 26 March 2004 (as supplemented) (Bidder's Statement) from all of the defeating conditions set out in section 9.8 of the Bidder's Statement; and

  ii)
  to its knowledge, DRD's voting power in Emperor at the time of preparing this notice was 36.5%.

        Date:    6 July 2004

U.S. Disclosures

        The DRD shares offered under the takeover offers contained in the Bidder's Statement have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

        The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

QuickLinks

  Exhibit 2